Exhibit 10.11

Purchase and Sales Agreement

July 1, 2008

Party A: Shanghai ChemPartner Co., Ltd.

Party B: LabPartner (Shanghai) Co., Ltd.

WHEREAS, Party A and Party B entered into a Service Outsourcing Agreement on June 1, 2007 (contract No.:                     ) (the “Service Outsourcing Agreement”) with Exhibit 1—Purchase and Sales Agreement (the “2007 Purchase and Sales Agreement”) and Exhibit 2—Purchase Agent Services Agreement (the “2007 Purchase Agent Services Agreement”). Both parties agree to sign this Purchase and Sales Agreement (the “Agreement”) to replace the 2007 Purchase and Sales Agreement and 2007 Purchase Agent Services Agreement. From the date on which this Agreement goes into effect, the previous 2007 Purchase and Sales Agreement and the 2007 Purchase Agent Services Agreement shall become null and void.

Party A agrees, within the term of Service Outsourcing Agreement, it shall treat Party B as the first priority supplier. For materials listed in the material catalogue (see Annex 1) needed by Party A, Party A shall purchase from Party B in accordance with the prices shown in the catalogue. Through negotiation and written agreement, the prices may be modified. To ensure the supply of materials in the catalogue provided by Party A, Party B shall establish a warehouse in production area of Party A and provide inventory services to meet the needs of Party A.

For the materials and equipments not included in Annex 1, Party A shall inquire and order through the e-commerce platform of Party B. Party B shall sell the materials at the prices shown on the e-commerce platform.

Through friendly negotiation and in accordance with the Contract Law of the People’s Republic of China, Party A and Party B agree as follows:

1.	ORDERING

1.1	Party B shall provide e-commerce platform to Party A. Party A shall order materials through e-commerce platform. E-commerce platform of Party B shall include, not limited to, the name, specification, place of production, price and inventory of the materials in catalogue for Party A’s ease of ordering.

Party B shall be responsible for maintenance and technical improvement of the e-commerce platform, assuring its function fulfill the requirements of Party A. Party B shall provide data in accordance with Annex 9. For information regarding data exchange, please see Annex 9. Party B shall provide a platform for the inquiry of: inquire person, department, name of material, specification, packaging, quantity, settlement amount, inquiry date, purchase date, inspection date, expected arrival date of materials, actual arrival date of materials and delivery date for Party A to obtain the order status.

If Party B cannot provide Party A the information regarding the actual arrival date of materials and delivery date, Party B shall resolve the issue within 30 days of the effectiveness of the agreement.

Party B shall ensure that the e-commerce platform will be opened to Party A at any time in order for Party A to order or inquire.

1.2	Any materials ordered from Party B shall be ordered through e-commerce platform of Party B. Party B shall deem that Party A has finished its internal approval of the procurement of the order upon receiving the order in e-commerce platform. Party B shall provide the materials promptly to Party A after receiving the orders from Party A.

1.3	Where there are technical issues with the e-commerce platform, Party B shall provide alternate procurement methods for Party A within four hours without affecting the ordinary course of business of Party A.

1.4	Party B shall sell the materials in accordance with the prices shown in the catalogue in Annex 1.

1.5	For materials that are not listed in Annex 1 Party B shall sell the materials at the sales prices shown on the e-commerce platform.

1.6	Party A shall inquire name of material, specification, brand and supplier through the e- commerce platform. For the materials that Party A have already negotiated the price with the suppliers and entrusted Party B to purchase on behalf of Party A, Party B shall increase the price by 3% for such resale.

1.7	For the standalone materials provided by Party B, the prices shall be 15% lower than the comparable market price. The comparable market price means the market price of the same material with the same specification and same quality. The determination method is as follows: If there is similar material with the same specification and same quality in market, the price of such material is the comparable market price. If similar material with the same specification and same quality does not exist in the market, the prices of standalone reagent calculated in accordance with calculation method in Annex 2 shall be the comparable market price.

1.8	Party A shall purchase materials and related services from Party B in accordance with the model number, configuration, quantity, settlement method and settlement amount shown on the purchase order.

2.	QUALITY, TECHNICAL STANDARD AND PACKAGING

2.1	Quality and Technical Standard:

2.1.1	The materials provided by Party B shall be in compliance with quality and technical standard. Party A will stipulate the supply procedure (See Annex 3) and material inspection standard (see Annex 6), which Party B shall follow.

2.1.2	Party B agrees to submit material testing report every month to prove that its materials comply with the quality control requirements. All material testing reports shall be kept for at least one year and provided to Party A upon request. To ensure the quality, Party A shall have the right to request Party B to test specific materials or the materials of a specific supplier other than in accordance with Annex 6. Party B shall bear the additional cost for testing. The type of materials for additional testing shall not exceed 20% of the total type of materials Party B provides to Party A in each quarter of a year.

2.1.3	Party A shall have the right to request Party B to increase the testing frequency of the same material. Party A shall bear the fees for additional testing. Where the materials cannot meet the standard required by Party A after additional testing, Party B shall pay the fees for additional testing.

2.1.4

Party A agrees to assist Party B with material testing and shall charge appropriate testing fees. Party A shall provide assistance for testing according to the actual circumstances, but cannot guarantee that each testing request of Party B can be accepted by Party A. Party B shall be in contact with other testing services organizations for the purpose of not affecting its testing obligations under this Agreement. The items and daily acceptance rate are as follows. Party A shall provide testing result within 1 business day upon receiving the sample for testing. Party B shall pay testing fees to Party A in accordance with the prices listed in the testing prices table in Annex 4. For details of testing, please see Annex 4.

Testing items	Place for testing	Daily acceptance amount	representative
LC/MS	No. 10 Building,	80	Honghai, Zhao
	965 Halei Rd.

NMR	No. 10 Building,	30	Honghai, Zhao
	965 Halei Rd.

GC		10

Evaporation Residual		5

Determination of Moisture	No. 10 Building,	20	Honghai, Zhao
	965 Halei Rd.

2.2	Packaging

2.2.1	Where there is original packaging, packaging of the materials shall follow the original packaging standard; or

2.2.2	Where there is no original packaging, the materials shall be packaged according to packaging standard of Party B. The packaging method shall guarantee that before the materials are delivered to Party A, they shall not be damaged and the quality of material shall not be affected due to transportation. The packaging information provided by Party B shall include, but not limit to, the name, specification and purity of the reagent for the ease of Party A to understand the material information. If the storage condition is not of normal temperature and ordinary pressure, the packaging information shall include the information of such storage condition.

2.2.3	Where the quality of materials provided by Party B cannot meet the standard required by the purchase order of Party A or the technical requirements of Party A, Party B shall exchange or return purchase. Party B shall also compensate the losses of Party A and the compensation shall not exceed the actual sale price of such materials.

Where Party A order materials and Party B cannot deliver the materials in 14 days after the estimated arrival date, Party A shall have the right to cancel the order. If Party B changes the price after Party A ordered the materials, Party A shall have the right to cancel the order.

Where the testing reports from Party A contain any mistake, Party B shall not bear any responsibility for the losses caused for Party A. If the Party B provides wrong testing method and conditions for testing and thus causes the mistake in the report from Party A, Party B shall bear the responsibility of compensation.

3.	DELIVERY

3.1	Place of delivery shall be the warehouse established by Party B in the production area of Party A or the places indicated on the purchase order.

3.2	Date of delivery:

•

Where the ordered materials of Party A are in stock as shown on the e-commerce platform of Party B, Party A shall finish the approval of the purchase order within 8 hours. If Party A does not finish the approval of purchase order within 8 hours, such transaction shall be deemed to be cancelled automatically by Party B. For purchase orders that Party A has finished the approval, Party A may take the printed copy of a confirmation email provided by the e-commerce platform and retrieve the ordered materials within one business day from the warehouse stated in the confirmation email. If Party A does not get the material within this time, Party A agrees that Party B shall make this order null and void.

•

After receiving the confirmation email from the e-commerce platform, Party A may also fill out a deliver information receipt and bring along a proof of employment by Party A in order to retrieve the ordered materials from the warehouse of Party B. Delivery information receipt shall include delivery number and details of the materials.

•

Where there are technical issues on the procurement platform of Party B, Party A may order materials by filling out a detailed material order form and such material order form must be signed by a group leader.

•

Where there is no inventory when Party A orders the materials, Party B shall inform Party A the estimated arrival time of materials after Party A confirms and submits the purchase order, and deliver the materials to the designated place in such order. Under unusual circumstances, Party B shall inform Party A of the new arrival date of materials at least one business week before the estimated arrival date of materials.

•

Where there are technical issues on the transaction platform of Party B, Party B shall resolve such issues in a timely manner. If Party B cannot resolve the issues within 4 hours, Party A shall purchase materials through alternate procurement methods provided by Party B.

3.3	Transportation and Fees

Party B shall choose a proper transportation method according to the nature of the materials and guarantee that the materials will be delivered in good shape on time. Party B shall pay for the transportation fee associated with transporting the materials from Party B to the warehouse established by Party B in work place of Party A.

3.4	Dispatching Fee: see Warehousing and Logistics Services Agreement

3.5	Insurance: Party B shall obtain insurance (including public liability insurance) for all materials stored in warehouse established by Party B in the work place of Party A. The category and amount of such insurance shall be proper and cover explosion, fire, water, leakage damages and damages caused by other accidents.

4.	RECEIVING MATERIALS

4.1	Recipient Information

4.1.1	Recipient: Shanghai ChemPartner Co., Ltd

4.1.2	Address: No. 10 Building, 965 Halei Rd, Zhangjiang Hi-Tech Park, Pudong New District, Shanghai

4.1.3	The designated name and contact information shall be governed by the purchase order from Party A. Where the contact information is unclear in such purchase order, the contact information of the purchase order is as follows: Tel: 021-51320517, email: require@chempartner.cn

4.2	Party A designates a new Recipient:

If Party A designates a new Recipient before the delivery of materials from Party B, Party A shall amend such information in the purchase order or inform Party B in writing of the name and contact information (eg: address, telephone number, postal code, etc) of the new Recipient at least three business days in advance. Party B shall have the right to deliver the materials to the original Recipient under this Agreement. Before Party B receives the written notice of Party A designating a new Recipient, the original Recipient (including but not limited to the original Recipient’s use of his/her signature and the confirmation and commitment he/she makes) shall be deemed as a representation of Party A.

4.3	Method for signing and receiving:

4.3.1	After receiving and examining the materials, Party A or the Recipient designated by Party A shall sign and acknowledge receiving such materials. All documents or receipts with regard to the transportation of materials from Party B to Party A shall be kept for at least three years and shall be provided to Party A upon request.

4.3.2	Where Party A or Recipient designated by Party A refuse to sign on the note or receipt, Party B shall have the right to refuse to deliver the materials under the order, and regard Party A as not receiving the materials. Party B shall not bear the liability for delay in delivery. Party B shall have the right to request Party A to bear the fees of storage, transportation for the second time and dispatching, and settle according the Article 14 (2) of this Agreement.

4.3.3	Where Party B cannot contact the employee of Party A who ordered the materials, Party B may deliver the materials to the warehouse established by Party B in the work place of Party A, and inform the procurement personnel of Party A of such arrangement. The contact information of procurement personnel of Party A is as follows: Telephone 021-51320517; email: require@chempartner.cn

5.	TITLE RETENTION AND RISK TRANSFER

5.1	Party A and Party B both agree that before Party A pay for the ordered materials in full, the ownership of such ordered materials belongs to Party B.

5.2	Party A and Party B both agree that Party B shall bear the risks of damage and loss before Party B delivers the ordered materials to Party A and Party A shall bear the risks after delivery.

6.	EXAMINATION AND ACCEPTANCE

6.1	Party B shall deliver qualified materials according to the date set in this Agreement. If such condition is not met, Party B shall bear the related liability of breach of this Agreement, and Party A shall have the right to return the ordered materials to Party B. If there is a delay of delivery due to force majuere, Party B shall prove such circumstances, and both parties shall negotiate for resolution.

6.2	After the materials arrive at Party A, the Recipient shall bear the responsibility of verifying whether the name, specification, place of production, quantities and other non quality-related information is in compliance with the purchase order and the notice provided by Party B. If such information is in compliance, Party A shall sign off such notice. If there are discrepancies, Party A may refuse to accept the materials. Party B shall provide qualified materials according to the order within one business day. If Party B cannot provide such materials within one business day, Party B shall inform Party A the time at which the materials will be available. If Party A finds that the ordered materials have quality issues after the inspection and acceptance process, Party A shall inform Party B within 5 business days after the day of inspection and acceptance. Party B shall handle such objection case within 5 business days of receiving the notice from Party A, or else Party A shall have the right to handle the issues on their own, and related costs shall be deducted from the payment to Party B. Through negotiation, both parties shall set a term for quality objection for special materials. For fragile glass materials, consumable materials and other materials that require special storage method, the corresponding party shall request for an on-site checking and inspection. If Party A finds that the materials provided by Party B are not the materials they ordered on the purchase order, Party A shall have the right to request Party B to deliver the correct materials or cancel the order. If Party A objects after the objection period, Party B shall still claim from the suppliers and Party A shall bear related fees.

6.3	Party B shall provide the materials with standard packaging and in good conditions. Party A shall have the right to refuse the materials with packaging that is not in compliance with this Agreement and Party B would be deemed to have breached this Agreement for delaying to deliver the materials (if any).

6.4	The signature of Party A or a third party designated by Party A on the receipt shall deem Party A to have received the ordered materials but does not imply that quality of the ordered materials are in compliance with this Agreement. Party A can object the quality within the objection period.

6.5	Examination and acceptance of materials shall be conducted by Party A.

6.5.1	Standard for check and acceptance: see Article 2.1 of this contract.

6.5.2	Location for inspection and acceptance shall be the warehouse of Party B or the place designated in the purchase order.

6.6	If for any reason caused by Party B, for example, the materials are deemed unqualified Party A requests to cancel the purchase order or exchange the ordered materials, Party B is responsible for all related transportation and storage fees. Party B is responsible for transporting such materials within 3 business days of receiving such request, or else Party A shall have the right to handle the materials on their own.

7.	INVENTORY

7.1	Party B shall establish inventory according to the purchase plan and usage quantity to ensure the adequate supply of materials to Party A. Party A shall stipulate inventory plan (see Annex 7) according to demands. Party B shall establish inventory according to inventory plan.

7.2	Within the term of this Agreement, Party A shall provide Party B with the lowest inventory plan (Annex 7). Party B shall organize the materials according to inventory plan, establish related inventory and insure that the inventory will not be lower than the requirement of the inventory plan. Party A shall have the right to adjust the inventory plan, but shall inform Party B one month in advance. (see Annex 3)

7.3	Party B shall build up inventory after receiving the inventory plan of Party A, and calculate the amount of capital needed for establishing inventory materials for the current month. Party B shall inform Party A of such amount in the first 5 business days in the following months. Party A shall transfer the amount to Party B’s account within 3 business days of receiving the capital calculation. Party B shall not bear the responsibility if the capital did not reach Party B’s account in time.

7.4	The payment of reagent used in the inventory plan shall be settled by both parties according to the materials settlement method of this Agreement.

7.5	For the time of the termination of this contract, the inventory of Party B shall be sold to Party A at once. The settlement amount shall be deducted from the deposit that Party A paid. Party A shall pay the remaining balance within 5 business days of the transaction. If the deposit exceeds the payable amount, the difference shall be transferred to Party A’s account within 5 business days of the transaction.

7.6	For the materials not listed in the inventory plan (see Annex 1), Party B shall keep the relevant inventory according to daily needs of Party A.

7.7	Party A shall have the right to inspect the quality and quantity of inventory of Party B. If Party B did not set up inventory as required by Party A, Party B shall bear the liability of breach of agreement according to Article 14.1 of this Agreement.

7.8	If Party A requests for an update of inventory, Party B shall provide Party A with the inventory status of the highly toxic substances and easily-accessible toxic substances. Party B shall remind Party A to set up inventory of the highly toxic substances and easily-accessible toxic substances.

8.	PERFORMANCE INDICATOR

8.1	Opening time for e-commerce platform: Party B shall ensure that the e-commerce platform is operational from 7:00am to 10:00pm everyday. If there are technical issues on the e-commerce platform, Party B shall provide alternate procurement method for Party A. Party B shall guarantee that e-commerce platform will not experience more than 3 technical issues each month.

8.2	Party B shall provide related data to Party A according to Annex 9.

8.3	Party B shall comply with time performance indicator as follows:

8.3.1	From the time Party A requests for a quotation on materials, Party B shall furnish Party A with the quotation within 2 business days 80% of the time, and within 3 business days 20% of the time.

8.3.2	From the time Party A issues a purchase order to Party B, Party B shall issue a purchase order to its supplier within 1 business day 95% of the time, and within 2 business days 5% of the time.

8.3.3	From the time Party B receives the ordered materials from its supplier, the materials shall be delivered to Party A within 2 business days 100% of the time (with the exception of the delay caused by quality testing).

8.4	The inventory level shall not be lower than 10% of the amounts required by Party A. (Only when the quantity of inventory reaches the required amount of Party A, such inventory shall be deemed qualified and be counted into the inventory level).

8.5	Resolution of complaint: Party B shall establish a complaint record which includes the date, time, name of the complainant, and dispute resolution. 80% of the complaints shall be resolved within 1 business day and the remaining 20% of the complaints shall be resolved within one week.

8.6	Party B shall provide performance report before April 30, 2008. Party B shall submit such report within the first 5 days of each month.

8.7	If Party B cannot meet the abovementioned performance requirement, Party B shall compensate Party A for breach of agreement in accordance with Article 14.1 of this Agreement.

9.	PAYMENT

9.1	Party B shall issue invoices to Party A for the purpose of clearing accounts every Wednesday (other than public holidays). Unless the invoices contain errors, Party A shall not refuse to receive invoices for any reason.

9.2	Party A shall transfer amounts to Party B’s bank account within 7 weeks upon receiving the invoice.

9.3	Both parties agree as follows: Party A receiving the invoices shall not imply that Party A has paid the amount it owes in full. The transaction is deemed to be finished only when Party A has transferred the amount it owes in full to a designated account of Party B.

9.4	Payment: Bank transfer.

10.	DISPATCHING FEE AND PAYMENT

See Warehousing and Logistics Service Agreement (Contract No.: LP-CP002)

11.	MODIFICATION TO MATERIALS CATALOGUE

11.1	Party B shall modify materials catalogue every 6 months according to requirement of Party A, providing new materials for the benefit of Party A. The modification shall be conducted through the e-commerce platform of Party B, Party B shall obtain consent from Party A regarding price changes; however, modification of the materials catalogue does not require Party A’s consent.

11.2	If for any reason Party B changes the price of the materials listed in Annex 1, Party B shall inform Party A in writing detailing the reason for such change the price. Party A shall confirm the price in writing within 5 business days of receiving the notice. After Party A confirms such change in writing, Party B shall modify the price of the materials catalogue. The modified price shall come into effect after the exchange of written confirmations.

11.3	The procurement of other materials should be governed by the prices on the e-commerce platform, Party B shall not change the prices for any reason for the materials that Party A have already ordered. If the specification and content of the materials have changed, only after negotiation with Party A and obtaining Party A’s approval, shall the price be changed.

11.4	Except for mutual agreement by both Party A and Party B in writing, the material prices in Annex 1 shall not be changed.

12.	CONFIDENTIALITY

During the performance of this Agreement, Party B will acquire confidential information of Party A, the confidential information includes but not limited to, business information, technology, data, company policy, client information, structure of staff of Party A, delivery information, prices of materials, procedures of procurement and other information and data acquired during the performance of this Agreement. Party B shall not disclose such confidential information to any third-party. Party B shall bear confidential liabilities within the term of this Agreement and within two years of the termination of this contract.

13.	FORCE MAJUERE

13.1	For the purposes of this contract force majuere shall mean unforeseeable and unavoidable circumstances, including war, fire, flooding, hurricane, earthquake, policy change or other circumstances that cannot be changed by human force. Force majuere events can happen in materials transportation, storage or delivery. Party B shall immediately inform Party A of such force majuere events.

13.2	Either party shall promptly notify the other of any circumstances which render it impossible for such party to carry outs its obligations under this Agreement and provide proof from related authority within 15 days of the elimination of such events.

14.	LIABILITIES FOR BREACH OF AGREEMENT

14.1	Liabilities Breach of Agreement for Party B

14.1.1	If Party B delays the delivery of materials without informing Party A as required by this Agreement, for each day delayed, Party B shall pay Party A an amount equal to 0.1% of the value of the delayed materials, but the total amount of compensation for breach of agreement shall not exceed the value of such ordered materials.

14.1.2	If the specifications, model number, quantity, quality, packaging were not in compliance with the purchase order, if Party A agrees to accept, both parties may renegotiate price of such materials. If Party A declines such shipment of materials, Party B shall arrange return or repair of the materials, and bear the actual fees of such return or repair. Party A shall have the right to request Party B to cease the delivery or cancel the order, Party B shall bear the responsibility for the delay of delivery of the materials.

14.1.3	Party B shall guarantee that the price of the materials it provides is the lowest compared to the materials of same specification in the market. If Party A objects the price proposed by Party B, Party A shall provide relevant proof. (For the determination method of the lowest market price, please see Annex 5.)

•

If after Party A confirms the orders and before Party B orders the materials from the suppliers, Party A finds that the price is higher than the lowest market price, Party B shall provide Party A 50% of the difference as compensation, and provide the materials at the lowest market price. When Party A orders such material again, Party B shall provide such materials to Party A at the lowest market price.

•

If after Party A confirms the orders and after Party B orders the materials from the suppliers, Party A finds that the price is higher than the lowest market price, Party B shall provide Party A 150% of the difference as compensation, and provide the materials at the lowest market price. When Party A orders such material again, Party B shall provide such materials to Party A at the lowest market price.

•	If the material belongs in the material catalogue in Annex 1 and the new lowest market price is lower than the price shown in Annex 1, then the new lowest market price shall prevail.

14.1.4	Party B shall meet the inventory requirement stated in Article 7 and the performance indicator stated in Article 8, if Party B cannot meet such inventory requirement and performance indicator, Party B shall pay Party A RMB50 as compensation for each inventory requirement or performance indicator that is not met.

14.1.5	Within two weeks upon the written request from Party A, Party A shall have the right to inspect Party B in accordance with the supplier operational procedure and performance indicator. Upon inspection, where Party A finds issues that needs to be improved, Party A shall issue a written notice. Party B shall rectify the issues within 1 month upon receiving the notice. Party A may re-inspect after 1 month of issuing the notice. If Party B does not rectify and improve, Party B shall pay RMB2,000 per issue as compensation for breach of agreement.

14.2	Liabilities of Breach of Contract for Party A

14.2.1	Where Party A delays payment, Party A shall pay Party B an amount equal to 0.1% of the unpaid amount as compensation for breach of agreement, but the compensation shall not exceed the total amount of the unpaid payment. Where Party A delays payment for 30 days and still does not pay the amount in full, Party B shall retain the right to terminate the agreement.

14.2.2	Where the materials were prepared especially for Party A, Party A refuses to accept ordered materials that fulfill the requirement in the purchase order (including Party A return materials in midway) after Party B sends order to suppliers, Party A shall be deemed to have breached the agreement and shall pay an amount equal to 50% of the amount of the ordered materials (or the parts returned in midway) as compensation. Where the actual loss of Party B exceeds the abovementioned amount, Party A shall pay such balance, with the exception of price changes due to the 14 days delay of Party B or Party B changes prices after Party A sends out the purchase order.

14.2.3	Where Party B cannot deliver the materials on time as Party A advises the wrong place or recipient, Party B shall not be liable, and shall have the right to claim compensation for any losses.

15.	DISPUTE RESOLUTION

Where a dispute arises, the parties shall resolve it through friendly negotiation. If such consultation fails, either party shall bring forth the dispute to a court of law located at the same jurisdiction as Party A.

16.	MISCELLANEOUS

16.1	For the materials not in catalogue procured from Party B, if such materials were provided by suppliers agreed by both parties, Party B shall sell the materials at a discount in accordance with Annex 8.

16.2	Party B shall provide invoices to Party A in a timely manner. Invoices for the materials procured in current month shall be provided in such month. Where Party B has difficulties providing invoices in the current month, Party B shall provide a list of estimated data on the invoices and report such data to Party A at the last day of such month in writing. Party B shall provide invoices within first week of the next month. Where Party B delays to provide invoices, Party A shall not accept invoices and shall not pay for the amount stated on such delayed invoices. Where Party B delays to provide the list of estimated data, Party A shall not accept and shall not pay for such amount.

16.3	Where the delay of supply by Party B or delay of payment by Party A is due to the public holidays in the country of origin of materials or in the PRC, the time shall be postponed accordingly.

16.4	Upon the effectiveness of this Agreement, unless stipulated in this Agreement, both parties shall not modify or terminate this Agreement. When one party wishes to modify this Agreement, both parties shall sign a supplementary agreement to confirm the changed issues. The supplementary agreement shall become effective once both parties stamp such agreement with company chops. Where parties cannot agree on changed issues, the party that raise the modification issues shall perform in accordance with this Agreement, otherwise, shall be deemed as breach of agreement.

16.5	Term of this Agreement shall be the same as the Service and Outsourcing Agreement. Either party shall have the right to terminate this Agreement, but shall inform the other party 6 months in advance in writing. Upon expiration of this Agreement, where both parties do not object, this Agreement shall be renewed for additional 5 years automatically.

16.6	The annexes of this Agreement shall be integral parts of, and shall have the same legal effect as this Agreement.

16.7	This agreement become effective once the authorized representatives of both parties signed and affixed this Agreement with company seals. This agreement is made in two originals that shall be held by each respective party, each of which shall have the same force and effect.

16.8	What is left unmentioned in this Agreement may be supplemented by supplementary agreements agreed by both parties. For inconsistencies in the supplementary agreement and this Agreement, the language in the supplementary agreement shall prevail.

16.9	For inconsistencies in Service Outsourcing Agreement (Contract No.: ) and this Agreement, the language of this Agreement shall prevail.

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Party A: /s/ Shanghai ChemPartner Co., Ltd.

Authorized Representative:

Address of Company:

Telephone:

Fax:

Party B: /s/ LabPartner (Shanghai) Co., Ltd.

Authorized Representative:

Address of Company:

Telephone:

Fax:

Annex 1—Raw Material Catalogue of LabPartner

The original of this document is a table in Chinese listing more than three hundred types of raw materials and laboratory equipments. The table below is excerpted from representative sections of the original table and then translated into English.

No.	Name	Specification	Unit	Price	No.	Name	Specification	Unit	Price
1	1,4-Dioxane	AR 500 ml	Bottle	14.00	158	High efficiency TLC board	20*20cm*20 piece/box, Thickness: 0.2- 0.15 mm GF254	Box	140.40
2	95% Alcohol	Industry grade, 4.5 Kg	Barrel	32.00	159	Electric constant temperature heater and dryer, table model	DHG-9213A	Unit	2,650
3	Flash silicon rubber cylinder	12g	Piece	10.70	160	Temperature controller	WMNK-01	Unit	180.00
4	Flash silicon rubber cylinder	40g	Piece	16.00	161	Absolute alcohol	AR 500 ml	Bottle	5.15
5	Acetone (precursor chemical)	AR 500 ml	Bottle	8.20	162	Acetonitrile	Preparative grade	Barrel	798.00
…					…
81	Ultrasonic cleaner	JL-360DT	Piece	2,300.00	238	Cushion ball	24/24	Piece	30.00
82	Ultrasonic cleaner	KQ5200DA	Piece	2,140.00	239	Cushion ball	29/19	Piece	25.70
…					…
121	Three-neck flask	(Straight mouth, 500/24.24.)	Piece	23.75	278	Anhydrous sodium sulfate	AR 500 g	Bottle	4.80
122	Triethylamine	AR 500 ml	Bottle	14.50	279	Anhydrous chloride	AR 500 g	Bottle	5.90
…					…
155	Cartridge	EPSON T0631	Piece	55.65	312	Round bottom flask	25/24	Piece	6.48
156	Round bottom flask	3000/29	Piece	29.45	313	Cartridge	EPSON T0632	Piece	55.65
157	Round bottom flask	500/24	Piece	9.36

Annex 2—Pricing Method for Selling Price of Separately-packaged Regent of Party B

Purpose:	to determine the pricing method for separately-packaged regent of Party B sold to Party A

Application:	separately-packaged regent of Party B sold to Party A

1.	Pricing Principle for List Price of Separately-packaged Regent of Party B

The list price of separately-packaged regent of Party B is calculated according to the following formula:

(cost of separately-packaged regent of Party B + labor and packaging cost)/(1- gross profit rate) = the list price of separately-packaged regent of Party B

*	The gross profit rate is 42%.

2.	Cost Calculation Method for Raw Materials of Separately-packaged Regent of Party B single reagent purchase cost of Party B/(single regent purchase quantity of Party B /deadstock quotient/specification of separately-packaged regent) = cost of raw materials of separately-packaged regent of Party B

*	The deadstock quotient is 2.

Example: Party B singly purchases 1,000 grams regent at the purchase cost of 2,000 yuan and divides them into 50 grams/bottle. The cost of raw materials of separately-packaged regent per bottle shall be calculated at 2,000 / (1,000/2/50)=200 yuan.

3.	Labor and Packaging Cost of Party B

The labor and packaging cost of Party B is calculated at 10 yuan/package unit.

4.	Separate Package Specification Reference of Party B

Party B calculates the cost of raw materials of separately-packaged regent per gram based on the single purchase cost of separately-packaged regent/single regent purchase quantity of Party B * deadstock quotient, and determines the separate package specification according to the following table:

Raw Materials Cost for Separately- Packaged Regent Per Gram	≥50 yuan	≥10 yuan	≥5 yuan	≥2 yuan	≥1 yuan	≥0.35 yuan	≥0.2 yuan	<0.2 yuan
Separate Package Specification	1g/bottle	5g/bottle	10g/bottle	25g/bottle	50g/bottle	100g/bottle	250g/bottle	500g/bottle

Note: The table is a basic reference for separate package specification, without referring to which

Party B may conduct separate package for regent at Party A’s request or due to other reasons.

5.	Selling Price to Party A of Separately-packaged Regent of Party B

Party B’s selling price to Party A shall be 30% lower than the list price of separately-packaged regent of Party B, or Party B sells separately-packaged regent to Party A at a price up to 70% of list price of separately-packaged regent.

6.	Rebate Method of Separately-packaged Regent

Party B shall pay as rebate Party A 15% of the total purchase amount of separately-packaged regent if the package unit of the single type regent of the same separate package specification reaches or exceeds 20.

The said rebate shall be calculated once for all on December 31 annually and deducted from the logistics service fee paid by Party A to Party B.

Annex 4—Regent Analysis and Testing Operation Process

Purpose:	The Operating Rules are hereby made to identify Party A’s analysis testing operation process for Party B’s regent accepted by Party A to determine operating rules including sample submittal and delivery and feedback for testing results.

1.	Scope and Mode of Services

1.1	Party B shall pay service fees to Party A if Party A uses its own equipment, personnel, professional analysis and testing technology and regent to provide analysis and testing services to the regent commissioned by Party B within specified time.

1.2	If Party B delivers samples to the analysis laboratory designated herein in accordance with sample submittal and analysis procedure agreed by both Parties, Party A shall determine analysis methods and equipment to be adopted upon receipt of such samples, and shall provide analysis results to Party B within one (1) working day upon receipt of such samples.

1.3	Party A shall upload the analysis spectrogram to ftp://10.1.35.25/QC for Party B to browse.

2.	Party A’s Analysis and Testing Amount and Charge Standard for Party B’s Regent Acceptable to Party A

2.1	Party A’s Acceptance Amount and Charge Standard are as follows:

Testing Item	Acceptance Location	Testing Amount Per Day	Person in Charge	Charge
LC/MS		80		RMB 35 for each
NMR		30		RMB 35 for each
CC		10		RMB 35 for each
Residue after Evaporation		5		RMB 35 for each
Determination of Water Content		20		RMB 35 for each

2.2	To avoid ambiguity, Party A’s charges refer to all fees arising from providing services to Party B, including fees of reagents used in analysis and testing, sample storage fees and administrative fees.

3.	Sample Submittal Analysis and Testing Procedure

3.1	After Party B delivers samples to Party A upon sampling reagents to be analyzed and tested and filling the Sample Submittal Form, Party A shall conduct testing according to requirements, methods, conditions and standards specified on the Sample Submittal Form by Party B and sign the Sample Submittal Form.

Name of Party A’s personnel receiving samples: Contact method:

3.2	After Party B delivers samples to Party A upon sampling reagents to be analyzed and tested and filling the Sample Submittal Form, Party A shall offer appropriate analysis and testing methods according to the testing item specified on the Sample Submittal Form by Party B and sign the Sample Submittal Form if Party B has not noted requirements, methods and conditions on the Sample Submittal Form.

Name of Party A’s personnel receiving samples and determining analysis method:
Contact method:

3.3	After Party B delivers samples and the Sample Submittal Form corresponding to the testing item to the acceptance location and the person in charge of Party A on Clause 2.1 according to the analysis and testing methods suggested by Party A, the person in charge of the testing item of Party A shall sign the Sample Submittal Form to confirm on receipt of the samples.

3.4	Party A shall complete testing of samples within one (1) working day upon receipt of such samples, and fill the testing results in the Certificate of Analysis and make conclusions before uploading the Certificate of Analysis and the spectrogram to ftp://10.1.35.25/QC, the electronic document names of which shall be made according to the Naming Rules herein. Party B shall download the Certificate of Analysis and the spectrogram uploaded by Party A and save them for record.

3.5	If Party A fails to upload the Certificate of Analysis and the spectrogram to ftp://10.1.35.25/QC within one (1) working day, for each day delayed, Party B shall deduct 50% of all of Party A’s charges for the tested samples.

3.6	Both Parties agree that Party A’s completion time of the analysis testing commissioned by Party B shall be subject to the date Party A uploads the Certificate of Analysis, which also indicates the end of its analysis and testing work on the samples commissioned by Party B.

3.7	Party B shall recover the sample containers according to the number indicated on the Sample Submittal Form in the analysis laboratory of Party A every Friday, and Party A shall give back all the sample containers to Party B’s personnel who recovers them.

3.8	If the site of ftp://10.1.35.25/QC for uploading the Certificate of Analysis is not available, Party A may provide the testing results to Party B via E-mail or in writing.

4.	Sample of the Sample Submittal Form

QC Sample Submittal Form of LabPartner (Shanghai) Co., Ltd.
No.
Sample Submittal Date			CAS#
Name			Molecular Weight
Testing Item	☐ GC	☐ GC/MS	Structure
☐ NMR	☐ LC	☐ LC/MS
☐ Residue	☐ Melting Point (Range)	☐Boiling Point (Range)
☐ Chiral	☐ Determination of Water Content
☐ Agreed Standard (Page COA of supplier attached)

☐ Note

Quality Requirement			Sample Container	No. of Nuclear Magnetic Tube
Sample Recovery	☐ Yes	☐ No	& Amount
No. of Sample Bottle
Sample Deliverer:	Analysis Method Determiner:		Sample Receiver:

5.	Sample of the Certificate of Analysis

5.1	The document format shall be PDF. See the sample below.

CERTIFICATE OF ANALYSIS

PRODUCT NAME

PRODUCT CODE

DATE OF MANUFACTURE

BATCH NO:

CAS NO:
STRUCTURE:	MF:
MW:
APPEARANCE:

ITEM	METHOD	SPECIFICATION	RESULTS	DATE OF ANALYSIS
STRUCTURE CONFIRMATION	NMR, MS

PURITY TEST	LC (LC/MS)

WATER CONTENT TEST	KF TITRATION

SOLVENT RESIDUE	GC

MELTING POINT	DSC

RESIDUE AFTER EVAPORATION

ATTACHMENT:             PIECE (S) OF ANALYSIS SPECTROGRAM(S)

CONCLUSION:

NOTE:

APPROVED BY:	DATE:

5.2	The size is as A4 paper.

6.	Electronic Document Naming Rules of the Certificate of Analysis and Spectrogram

6.1	The electronic document name of the Certificate of Analysis shall consist of Certificate Date and the Sample Submittal Form No., with a dash in between.

6.2	The electronic document name of the spectrogram shall consist of Issuance Date, the Sample Submittal Form No. and the Analysis Method Code, with a dash in between.

7.	Analysis Testing Fees and Settlement

7.1	The analysis testing fees shall be settled every three months. Prior to the tenth day of each calendar month, Party A shall provide Party B for check a list of analysis testing fees for the proceeding three months, which shall include but not limited to the Certificate Date, the Sample Submittal Form No., items and fees.

7.2	Party B shall complete checking the fees and confirming with Party A on the amount within five working days upon receipt of the list from Party A. Party A shall receive the fees confirmed by both Parties by deducting the logistics fees which Party A shall pay to Party B for the current month.

Annex 5 —Comparison Methods of Selling Prices between Party A’s Other Suppliers and Party B

Purpose:	to identify the comparison methods of selling prices between Party B and other suppliers available to Party A through this Exhibit to determine whether the selling prices of Party B is the lowest market price.

Application:	to all commodities except for those in Exhibit I, VIII and separately packaged reagents of Party B.

1.	Commodity Price Comparison Basis

1.1	Commodity price comparison basis means the comparison between the commodity of the same name and specification/type provided by other suppliers available to Party A and by Party B to Party A. If Party A’s staff has specific requirement for certain brand or manufacturer or lot number while purchasing or inquiring on Party B’s purchase platform, the price comparison basis will exist only by following the principle of comparison between the same specification/type and brand/ manufacturer.

If Party A’s staff has no specific requirement for certain brand or manufacturer or lot number while purchasing or inquiring on Party B’s purchase platform, the price comparison basis will exist only by following the principle of comparison between the same name, specification/type and amount.

1.2	Party A shall modify the price according to the table below to gain the comparable price for its purchase in line with different payment methods while conducting actual commodity price comparison.

Payment Method	Markup Rate	Comparable Price for Party A’s Purchase
≥ Net 60 days	2%	Party A’s purchase price *(1+2%)
≥ Net 30 days	4%	Party A’s purchase price *(1+4%)
payment on delivery	5%	Party A’s purchase price *(1+5%)
installments within 60 days	4%	Party A’s purchase price *(1+4%)
installments within 90 days	3%	Party A’s purchase price *(1+3%)
installments exceeding 90 days	2%	Party A’s purchase price *(1+2%)
full prepayment for purchase	6%	Party A’s purchase price *(1+6%)

1.3	The selling prices of Party B shall be compared with those of other suppliers available to Party A by following the modified comparable price between the selling prices of Party B and those of other suppliers available to Party A.

2.	Comparison Methods of Imported Chemical Regent Directly Purchased by Party B

2.1	Party A compares the after-tax RMB price quoted by Party B to it with the prices of other suppliers.

2.2	If the prices of other suppliers to are quoted Party A in US dollar, Party A shall calculate them into RMB prices according to the following formula before comparing them with the price of Party B. If quoted in RMB, the price comparison method in Clause 3 hereof shall apply.

(USD price + freight)*exchange rate*1.24+600=RMB quote *In the year of 2008, the freight was calculated at US$ 55 and the exchange rate at 7.2.

3.	Other Commodities Price Comparison Methods

3.1	For other commodities, Party A compares the after-tax price of Party B with the prices of other suppliers.

3.2	Party A compares the product of the after-tax price of modified selling prices of other suppliers available to it multiplied by 1.02 with the selling price of Party B. If the prices of other suppliers are general invoice prices, Party A shall add 17% tax to the selling prices first and compare the product of the added selling prices multiplied by 1.02 with the selling prices of Party B. If the prices of other suppliers do not include freight, Party A shall add freight to the selling prices first before comparing it with the selling prices of Party B.

4.	Price Dispute Resolution

4.1	Party A shall provide related certificates if it considers the selling prices of Party B are higher subject to the price comparison methods herein.

4.2	Party B shall have the right to verify the authenticity of the certificates provided by Party A.

4.3	If both parties agree that the selling prices of Party B are higher than the price in the certificates provided by Party A after comparison and verification, it shall be resolved according to applicable terms herein.

Annex 6 — QC Testing Rate Regulations of Stock Regent of Party B

In consideration of long-term regent purchase experience of Party B and requirements of Party A’s synthesis staff for purity testing of regent purchased, relevant QC testing rate regulations of stock regent of Party B are hereby made and set out as follows:

In order to guarantee the proper structure and qualified purity of the regent purchased by and delivered to Party B, quality testing shall be exercised by means of LC-Ms, GC-Ms, 1H-NMR, HPLC or by other applicable means according to the regent’s nature. Based on different sources of the regent, there are several QC testing rate regulations of stock regent as follows:

1)	testing shall be exercised at 100% testing rate for domestically manufactured regent which requires separate packaging after purchase;

2)	testing shall be exercised at 100% testing rate for regent purchased from newly developed suppliers;

3)	testing shall be exercised at 100% testing rate for regent which is ordered to be synthesized from relevant suppliers;

4)	testing shall be exercised at 10% testing rate for regent purchased from supplies with long-term cooperation and quality guarantee;

5)	testing shall be exercised at 10% testing rate for each batch of regent which has been separately packaged by suppliers before purchase; or

6)	testing may or may not be required for imported regent in original packaging.

The above regulations are subject to modification. Party A has the right to require Party B to increase testing rate for the regent of certain type if Party A’s synthesis staff notice quality problems in the regent several times. Party B shall automatically save the spectrogram information for qualified products after testing and shall provide relevant spectrogram information in a timely manner at the request of Party A’s synthesis staff. Subject to the agreement hereof, Party B shall compensate Party A if Party A finds that certain regent does not meet quality standard in the process of purchase or application of the regent of Party B.

Annex 7— Reagent Inventory List

The original of this document is a table in mixed Chinese and English, consisting of more than 3,400 chemical regents. The table below is excerpted from representative sections of the original table and then translated into English.

Inventory (CAS)	Code	Inventory Name	Minimum Amount	Stock	Reference Period (Month)
109-72-8		N-butyllithium	16000		1
7440-05-3		Palladium carbon hydrogenation catalysts	500		1
4765-77-5		Ethyl chlorooxoacelate	200		1
546-68-9		Titanium (IV) isopropoxide	1000		1
109-00-2		3-hydroxypyridine	100		1
688-73-3		Tri-n-butyltin hydride	50		1
870-46-2		Tert-Butyl carbazate	200		1
563-96-2		glyoxylic acid monohydrate	500		1
142-71-2		Copper (II) acetate, anhydrous	100		1
506-68-3		Magnesium bromide solution 3.0 M in diethy	200		1
1066-33-7		Ammonium bicarbonate	500		1
1072-98-6		2-Amino-5-chloropyridine	200		1
4755-77-5		Ethyl chlorooxoacelate	200		1
109-00-2		3-hydroxypyridine	100		1
563-96-2		Glyoxylic acid monohydrate	500		1
931-51-1		Xylmagnesium chloride solution 2.0 M in diethy	100		1
506-68-3		Cyanogen bromide	100		1
100-58-3		Magnesium bromide solution 3.0 M in diethy	200		1
1066-33-7		Ammonium bicarbonate	500		1
1072-98-6		2-Amino-5-chloropyridine	200		1

Annex 8—LabPartner Selling Price Discount Rate of Fixed Suppliers’ Commodities

Purpose:	to identify the discount rates and selling prices of commodities purchased by Party A from fixed suppliers of Party B to provide basis to both parties for the selling and purchasing prices of commodities involved in this Exhibit VIII and suppliers.

Content:	Party B shall use the product of the discount rates below, multiplied by corresponding list price of suppliers as the selling prices of the commodities sold by Party B to Party A. For each supplier’s list price, refer to each supplier’s website.

Brand	Supplier	LabPartner Selling Price

Aldrich		supplier’s list RMB*0.76

Sigma	Sigma	supplier’s list RMB*0.76

Fluka, RDH		supplier’s list RMB*0.76

Supelco		supplier’s list RMB*0.76

Acros		supplier’s list RMB*0.74

Maybridge		supplier’s list RMB*0.82

TCI	J&K	supplier’s list RMB*0.97

Apollo		supplier’s list RMB*0.92

Matrix		supplier’s list RMB*0.92

Strem		supplier’s list RMB*0.92

J&K		supplier’s list RMB*0.92

Fluorochem		supplier’s list RMB*0.92

Alfa	Alfa Aesar	supplier’s list RMB*0.72

ABCR	Meryer	supplier’s list €*12.75

Oakwood	Sinch Pharmaceuticals	supplier’s list $*11.5

Hushi	Sinopharm	supplier’s list RMB*0.86